Exhibit 99.1

FOR IMMEDIATE RELEASE July 11, 2014	For more information: Contact: Eric Paul Dividend Capital (303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES

ACQUISITION ACTIVITY

DENVER, CO — July 11, 2014 — Industrial Property Trust Inc. (“IPT”), an industrial real estate investment trust that owns and operates distribution warehouses throughout the United States, announced today that during June 2014, it acquired three buildings totaling 481,000 square feet, located across three major industrial markets nationwide for an aggregate purchase price of approximately $38.1 million.

On June 6, 2014, IPT acquired a single tenant distribution center totaling 247,000 square feet located in Southern California for approximately $20.0 million. This is IPT’s first acquisition in the Southern California market. This property is 100% leased to Bissell Inc., a leading manufacturer of vacuum cleaners and floor care products.

On June 20, 2014, IPT acquired a 71,000 square foot, single tenant distribution center located in South Florida. This is IPT’s second acquisition in the South Florida market. This property is 100% leased to Woodfield Distribution, LLC, a third-party logistics provider specializing in pharmaceutical supply chain solutions for the healthcare industry.

On June 30, 2014, IPT acquired a multi-tenant industrial center totaling 163,000 square feet located in the Chicago market for approximately $10.9 million. This marks IPT’s first acquisition in the Chicago market. This property is 100% leased to two customers: Ulta Salon, Cosmetics & Fragrance, Inc., a beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services, and BarrierSafe Solutions International, Inc., an innovator and manufacturer of personal protective equipment.

“The acquisition of these properties continues to grow IPT’s presence in targeted supply-constrained markets as it builds a national operating platform in the industrial real estate sector,” said Dwight Merriman, Chief Executive Officer of IPT.

As of June 30, 2014, IPT had acquired seven buildings totaling 812,000 square feet in five major industrial markets for an aggregate purchase price of approximately $65.5 million.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and / or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year that ended on December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended or supplemented by IPT’s other filings with the Securities and Exchange Commission (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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